UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 7, 2014

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On October 7, 2014, SBA Senior Finance, LLC (“SBA Senior Finance”), an indirect subsidiary of SBA Communications Corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) among SBA Senior Finance, Deutsche Bank Trust Company Americas, as trustee, and Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers named on Schedule I thereto (the “Initial Purchasers”), pursuant to which SBA Tower Trust (the “Trust”), a New York common law trust established by an indirect subsidiary of the Company, agreed to sell $1.54 billion aggregate principal amount of Secured Tower Revenue Securities, consisting of $920 million aggregate principal amount of Secured Tower Revenue Securities Series 2014-1C (the “2014-1C Tower Securities”) and $620 million aggregate principal amount of Secured Tower Revenue Securities Series 2014-2C (the “2014-2C Tower Securities,” and together with the 2014-1C Tower Securities, the “Tower Securities”) to the Initial Purchasers. The Purchase Agreement contained customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Upon issuance, the 2014-1C Tower Securities will have an anticipated repayment date of October 2019, a final maturity date of October 2044 and an interest rate of 2.898% per annum, and the 2014-2C Tower Securities will have an anticipated repayment date of October 2024, a final maturity date of October 2049 and an interest rate of 3.869% per annum. Upon issuance, the Tower Securities will have a blended interest rate of 3.289% and a weighted average life through the anticipated repayment date of 7.0 years.

The Company expects the closing of the Tower Securities to occur on or about October 15, 2014. The Company intends to use the net proceeds from this offering to make a cash distribution to SBA Senior Finance which will further distribute or contribute such amount to one or more other SBA entities, directly or indirectly, to be used to (1) prepay $680 million aggregate principal amount of the Secured Tower Revenue Securities Series 2010-1C (the “2010-1C Tower Securities”), (2) pay off $300 million on the Company’s revolving credit facility incurred to repay the 4.0% Convertible Notes due October 1, 2014 and (3) pay transaction fees and expenses and for general corporate purposes.

The Company and certain of its affiliates have previously entered into commercial financial arrangements with each of the Initial Purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to the Company and its affiliates. Specifically, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., The Royal Bank of Scotland PLC, an affiliate of RBS Securities Inc., and TD Securities (USA) LLC, serve as Co-Incremental Tranche B-1 Term Loan Documentation Agents, Citigroup Global Markets Inc. and Barclays Bank PLC, an affiliate of Barclays Capital Inc., serve as Incremental Tranche B-1 Term Loan Syndication Agents and Toronto Dominion (Texas) LLC, an affiliate of TD Securities (USA) LLC, serves as Administrative Agent under the Company’s Senior Credit Agreement. In addition, each of the Initial Purchasers or its affiliates serves as a lender under the Company’s Senior Credit Agreement. Certain of the Initial Purchasers or their affiliates may hold from time to time a portion of the Company’s 2010-1C Tower Securities and, accordingly, may receive a portion of the net proceeds of this offering.

Item 8.01 Other events.

On October 8, 2014, the Company issued a press release announcing the pricing of its $1.54 billion aggregate principal amount of Tower Securities. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.11	Purchase Agreement, dated October 7, 2014, among SBA Senior Finance, LLC, Deutsche Bank Trust Company Americas, as trustee, and the several initial purchasers listed on Schedule I thereto.

99.1	Press release issued by SBA Communications Corporation on October 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh Executive Vice President and Chief Financial Officer

Date: October 10, 2014